EXHIBIT (99)(a)

NEWS RELEASE

April 21, 2008
Contact:	Tony W. Wolfe
President and Chief Executive Officer

A. Joseph Lampron
Executive Vice President and Chief Financial Officer

828-464-5620, Fax 828-465-6780

For Immediate Release

PEOPLES BANCORP ANNOUNCES FIRST QUARTER EARNINGS RESULTS

Peoples Bancorp of North Carolina, Inc. (NASDAQ: PEBK), the parent company of Peoples Bank, reported net income of $2.1 million, or $0.39 basic and diluted net income per share, for the three months ended March 31, 2008 as compared to $2.8 million or $0.48 basic and diluted net income per share, for the same period one year ago.  March 31, 2007 per share amounts have been restated to reflect the 3-for-2 stock split declared and distributed during the second quarter 2007.  Tony W. Wolfe, President and Chief Executive Officer, attributed the decrease in first quarter earnings to a decrease in net interest income, an increase in provision for loan losses and an increase in non-interest expense, which were partially offset by an increase in non-interest income.  Mr. Wolfe noted that while Peoples Bancorp has been affected by the slowing economy, the Company, as is the case with most community banks, continues to operate profitably and expects to continue to do so through this current recessionary period.

Shareholders’ equity increased to $73.3 million, or 8.04% of total assets, at March 31, 2008 as compared to $65.3 million, or 7.80% of total assets, at March 31, 2007 as a result of net income earned less dividends paid for the period combined with a $5.0 million increase in accumulated other comprehensive income (loss) from March 31, 2007 to March 31, 2008.  The increase in accumulated other comprehensive income (loss) is due to an increases in the market value of available for sale securities and derivative instruments.

Net interest income for the quarter ended March 31, 2008 decreased 8% to $7.9 million compared to $8.6 million for the same period one year ago.  This decrease is primarily attributable to a 300 basis point reduction in the Bank’s prime commercial lending rate from March 31, 2007 to March 31, 2008.  Net interest income after the provision for loan losses decreased 10% to $7.5 million during the first quarter of 2008, compared to $8.3 million for the same period one year ago.  The provision for loan losses for the three months ended March 31, 2008 was $391,000 as compared to $323,000 for the same period one year ago, primarily attributable to an increase in net charge-offs of $118,000.

Non-interest income increased 23% to $2.6 million for the three months ended March 31, 2008, as compared to $2.1 million for the same period one year ago.  Increases in components of non-interest income for the three months ended  March 31, 2008 compared to the same period last year include a $376,000 increase in service charges and fees resulting from growth in deposit base coupled with normal pricing changes, an increase in mortgage banking income of $67,000 and an increase in miscellaneous income of $36,000.

Non-interest expense increased 15% to $6.9 million for the three months ended March 31, 2008, as compared to $6.0 million for the same period last year.  The increase in non-interest expense included: (1) an increase of $341,000 or 10% in salaries and benefits expense due to normal salary increases and expense associated with additional staff for new branches, (2) an increase of $138,000 or 13% in occupancy expense due primarily to an increase in furniture and equipment expense and lease expense associated with new offices, and (3) a net increase of $430,000 or 28% in non-interest expenses other than salary, benefits and occupancy expenses.  The increase in non-interest expenses other than salary, benefits and occupancy expenses is primarily

PEOPLES BANCORP ANNOUNCES FIRST QUARTER EARNINGS RESULTS – PAGE TWO

attributable to an increase of $97,000 in advertising expense, an increase of $109,000 in FDIC insurance expense and an increase of $70,000 in deposit program expense.

Total assets as of March 31, 2008 amounted to $911.1 million, an increase of 9% compared to total assets of $837.3 million at March 31, 2007.  This increase is primarily attributable to an increase in loans.  Loans increased 13% to $727.2 million as of March 31, 2008 compared to $645.0 million as of March 31, 2007. Premises and equipment increased $4.6 million to $18.5 million at March 31, 2008 as compared to $13.9 million at March 31, 2007 primarily due to the purchase of a previously leased branch office and costs associated with new offices.

Non-performing assets totaled $12.1 million at March 31, 2008 or 1.33% of total assets, compared to $8.5 million at March 31, 2007 or 1.02% of total assets.  The increase in non-performing assets is primarily due to an increase in non-accrual loans of $3.1 million from March 31, 2007 to March 31, 2008.  This is primarily due to one relationship of $1.8 million with a local residential builder and a loan secured by rental properties of approximately $854,000.  The allowance for loan losses at March 31, 2008 amounted to $9.4 million or 1.29% of total loans compared to $8.6 million or 1.34% of total loans at March 31, 2007.

Deposits amounted to $704.8 million as of March 31, 2008, representing an increase of 7% over deposits of $659.2 million at March 31, 2007.  Core deposits, which include non-interest bearing demand deposits, NOW, MMDA, savings and certificates of deposits of denominations less than $100,000, increased $20.9 million to $492.4 million at March 31, 2008 as compared to $471.4 million at March 31, 2007 due to concerted efforts to attract additional deposits from existing customers and to attract new customers in our existing offices along with deposits gathered in the three new offices opened since May 2007.  The Bank also introduced remote deposit capture for customers in 2007, which has enabled the Bank to gather additional deposits from existing customers and has been helpful in attracting new customers.  Certificates of deposit in amounts greater than $100,000 or more totaled $212.5 million at March 31, 2008 as compared to $187.8 million at March 31, 2007.

Securities sold under agreement to repurchase increased $15.4 million to $24.6 million at March 31, 2008 as compared to $9.2 million at March 31, 2007 as concerted efforts to promote cash management services have increased customer usage of this product.

Peoples Bank operates entirely in North Carolina, with eleven offices throughout Catawba County, one office in Alexander County, three offices in Lincoln County, three offices in Mecklenburg County, one office in Union County, one office in Iredell County and one office in Wake County.  The Company’s common stock is publicly traded over the counter and is quoted on the Nasdaq Global Market under the symbol “PEBK.”

Statements made in this press release, other than those concerning historical information, should be considered forward-looking statements pursuant to the safe harbor provisions of the Securities Exchange Act of 1934 and the Private Securities Litigation Act of 1995.  These forward-looking statements involve risks and uncertainties and are based on the beliefs and assumptions of management and on the information available to management at the time that this release was prepared.  These statements can be identified by the use of words like “expect,” “anticipate,” “estimate,” and “believe,” variations of these words and other similar expressions.  Readers should not place undue reliance on forward-looking statements as a number of important factors could cause actual results to differ materially from those in the forward-looking statements.  Factors that could cause actual results to differ materially include, but are not limited to, (1) competition in the markets served by Peoples Bank, (2) changes in the interest rate environment, (3) general national, regional or local economic conditions may be less favorable than expected, resulting in, among other things, a deterioration in credit quality and the possible impairment of collectibility of loans, (4) legislative or regulatory changes, including changes in accounting standards, (5) significant changes in the federal and state legal and regulatory environment and tax laws, (6) the impact of changes in monetary and fiscal policies, laws, rules and regulations and (7) other risks and factors identified in the Company’s other filings with the Securities and Exchange Commission,  including but not limited to those described in Peoples Bancorp of North Carolina, Inc.’s annual report on Form 10-K for the year ended December 31, 2007.

PEOPLES BANCORP ANNOUNCES FIRST QUARTER EARNINGS RESULTS - PAGE THREE

CONSOLIDATED BALANCE SHEETS
March 31, 2008, December 31, 2007 and March 31, 2007

	March 31, 2008	December 31, 2007	March 31, 2007
	(Unaudited)		(Unaudited)
ASSETS:
Cash and due from banks	$24,373,479	$26,108,437	$22,291,493
Interest bearing deposits	1,484,005	1,539,190	1,467,544
Federal funds sold	2,228,000	2,152,000	21,147,000
Cash and cash equivalents	28,085,484	29,799,627	44,906,037

Investment securities available for sale	120,149,516	120,968,358	118,745,494
Other investments	6,254,847	6,433,947	6,755,849
Total securities	126,404,363	127,402,305	125,501,343

Loans	727,224,725	722,276,948	644,991,947
Less: Allowance for loan losses	(9,369,730)	(9,103,058)	(8,620,074)
Net loans	717,854,995	713,173,890	636,371,873

Premises and equipment, net	18,503,155	18,234,393	13,865,730
Cash surrender value of life insurance	6,837,154	6,776,379	6,589,206
Accrued interest receivable and other assets	13,445,333	11,875,202	10,115,218
Total assets	$911,130,484	$907,261,796	$837,349,407

LIABILITIES AND SHAREHOLDERS' EQUITY:
Deposits:
Non-interest bearing demand	$115,107,603	$112,071,090	$112,777,011
NOW, MMDA & Savings	202,040,157	196,959,895	188,580,644
Time, $100,000 or more	212,474,001	203,499,504	187,766,348
Other time	175,204,132	181,108,214	170,055,451
Total deposits	704,825,893	693,638,703	659,179,454

Demand notes payable to U.S. Treasury	542,457	1,600,000	853,415
Securities sold under agreement to repurchase	24,575,282	27,583,263	9,237,489
FHLB borrowings	80,000,000	87,500,000	77,000,000
Junior subordinated debentures	20,619,000	20,619,000	20,619,000
Accrued interest payable and other liabilities	7,294,236	6,219,248	5,177,720
Total liabilities	837,856,868	837,160,214	772,067,078

Shareholders' Equity:
Preferred stock, no par value; authorized
5,000,000 shares; no shares issued
and outstanding	-	-	-
Common stock, no par value; authorized
20,000,000 shares; issued and
outstanding 5,603,683 shares in 2008
and 5,624,234 shares in 2007	48,343,707	48,651,895	51,193,812
Retained earnings	20,657,502	19,741,876	14,811,487
Accumulated other comprehensive income (loss)	4,272,407	1,707,811	(722,970)
Total shareholders' equity	73,273,616	70,101,582	65,282,329

Total liabilities and shareholders' equity	$911,130,484	$907,261,796	$837,349,407

PEOPLES BANCORP ANNOUNCES FIRST QUARTER EARNINGS RESULTS - PAGE FOUR

CONSOLIDATED STATEMENTS OF INCOME
For the three months ended March 31, 2008 and 2007

	Three months ended
	March 31,
	2008	2007
	(Unaudited)	(Unaudited)
INTEREST INCOME:
Interest and fees on loans	$13,044,464	$13,600,189
Interest on federal funds sold	18,179	125,495
Interest on investment securities:
U.S. Government agencies	1,134,089	1,130,079
States and political subdivisions	226,544	219,494
Other	129,423	124,969
Total interest income	14,552,699	15,200,226

INTEREST EXPENSE:
NOW, MMDA & savings deposits	924,392	912,443
Time deposits	4,274,471	4,286,403
FHLB borrowings	946,661	923,490
Junior subordinated debentures	326,747	360,199
Other	207,632	124,278
Total interest expense	6,679,903	6,606,813
NET INTEREST INCOME	7,872,796	8,593,413
PROVISION FOR LOAN LOSSES	391,000	323,000
NET INTEREST INCOME AFTER
PROVISION FOR LOAN LOSSES	7,481,796	8,270,413

NON-INTEREST INCOME:
Service charges	1,146,843	912,568
Other service charges and fees	628,778	487,547
Mortgage banking income	179,057	111,841
Insurance and brokerage commission	106,741	100,657
Miscellaneous	545,101	509,271
Total non-interest income	2,606,520	2,121,884
NON-INTEREST EXPENSE:
Salaries and employee benefits	3,714,535	3,373,166
Occupancy	1,242,474	1,104,239
Other	1,973,356	1,543,641
Total non-interest expenses	6,930,365	6,021,046

INCOME BEFORE INCOME TAXES	3,157,951	4,371,251
INCOME TAXES	1,103,500	1,584,126

NET INCOME	$2,054,451	$2,787,125
PER SHARE AMOUNTS
Basic net income	$0.39	$0.48
Diluted net income	$0.39	$0.48
Cash dividends	$0.12	$0.12
Book value	$13.08	$11.35

PEOPLES BANCORP ANNOUNCES FIRST QUARTER EARNINGS RESULTS - PAGE FIVE

FINANCIAL HIGHLIGHTS
For the three months ended March 31, 2008 and 2007

	Three months ended
	March 31,
	2008	2007
	(Unaudited)	(Unaudited)
SELECTED AVERAGE BALANCES:
Available for sale securities	$118,283,399	$119,776,080
Loans	720,635,244	643,112,284
Earning assets	849,790,803	781,156,206
Assets	902,160,386	822,204,490
Deposits	695,803,296	644,992,518
Shareholders' equity	73,357,753	65,311,870

SELECTED KEY DATA:
Net interest margin (tax equivalent)	3.83%	4.57%
Return of average assets	0.92%	1.37%
Return on average shareholders' equity	11.26%	17.31%
Shareholders' equity to total assets (period end)	8.04%	7.80%

ALLOWANCE FOR LOAN LOSSES:
Balance, beginning of period	$9,103,058	$8,303,432
Provision for loan losses	391,000	323,000
Charge-offs	(191,440)	(131,138)
Recoveries	67,112	124,780
Balance, end of period	$9,369,730	$8,620,074

ASSET QUALITY:
Non-accrual loans	$11,402,966	$8,319,990
90 days past due and still accruing	347,281	78,249
Other real estate owned	364,662	134,082
Repossessed assets	-	5,000
Total non-performing assets	$12,114,909	$8,537,321
Non-performing assets to total assets	1.33%	1.02%
Allowance for loan losses to non-performing assets	77.34%	100.97%
Allowance for loan losses to total loans	1.29%	1.34%

LOAN RISK GRADE ANALYSIS:	Percentage of Loans
	By Risk Grade*
	3/31/2008	3/31/2007
Risk 1 (excellent quality)	10.59%	12.33%
Risk 2 (high quality)	13.87%	13.69%
Risk 3 (good quality)	63.49%	60.86%
Risk 4 (management attention)	8.75%	10.78%
Risk 5 (watch)	1.57%	0.44%
Risk 6 (substandard)	0.13%	0.57%
Risk 7 (low substandard)	0.03%	0.02%
Risk 8 (doubtful)	0.00%	0.00%
Risk 9 (loss)	0.00%	0.00%

*Excludes non-accrual loans

At March 31, 2008 there were two relationships exceeding $1.0 million (which totaled $7.1 million) in the Watch risk grade, no relationships exceeding $1.0 million in the Substandard risk grade and no relationships exceeding $1.0 million in the Low Substandard risk grade. These customers continue to meet payment requirements and these relationships would not become non-performing assets unless they are unable to meet those requirements.

(END)